Exhibit 99.1

Colgate Announces 1st Quarter 2013 Results

Strong Organic Sales Growth Worldwide

NEW YORK--(BUSINESS WIRE)--April 25, 2013--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $4,315 million in first quarter 2013, an increase of 2.5% versus first quarter 2012. Global unit volume grew 4.0%, pricing increased 1.5% and foreign exchange was negative 3.0%. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 6.0%.

Net income and Diluted earnings per share in first quarter 2013 were $460 million and $0.97, respectively. Net income in first quarter 2013 included a one-time aftertax charge of $111 million ($0.23 per diluted share) related to the remeasurement of the Venezuelan balance sheet as a result of the currency devaluation on February 9, 2013. Net income in first quarter 2013 also included $55 million ($0.12 per diluted share) of aftertax charges resulting from the implementation of the previously disclosed four-year Global Growth and Efficiency Program (the “2012 Restructuring Program”) and costs associated with the sale of land in Mexico.

Net income and Diluted earnings per share in first quarter 2012 were $593 million and $1.23, respectively. As previously disclosed, Net income in first quarter 2012 included aftertax charges of $8 million ($0.01 per diluted share) resulting from the items described in Table 6.

Excluding the above noted items in both periods, Net income in first quarter 2013 was $626 million, an increase of 4% versus first quarter 2012, and Diluted earnings per share in first quarter 2013 was $1.32, an increase of 6% versus first quarter 2012.

Gross profit margin was 58.3% in first quarter 2013 versus 58.0% in the year ago quarter. Excluding the above noted items in both periods, Gross profit margin was 58.6% in first quarter 2013, an increase of 40 basis points versus the year ago quarter, as higher pricing and cost savings from the Company’s funding-the-growth initiatives more than offset higher raw and packaging material costs and the impact of the sale of higher cost inventory on hand in Venezuela prior to the devaluation.

Selling, general and administrative expenses were 35.6% of Net sales in first quarter 2013 versus 35.2% in first quarter 2012. Excluding the above noted items in both periods, Selling, general and administrative expenses increased by 40 basis points to 35.4% of Net sales in first quarter 2013, as advertising investment increased by 20 basis points and overhead expenses increased by 20 basis points primarily due to increased investment in customer development initiatives. Worldwide advertising investment on an absolute basis increased 5% versus the year ago quarter to $471 million.

Operating profit decreased 21% to $742 million in first quarter 2013 compared to $938 million in first quarter 2012. Excluding the above noted items in both periods, Operating profit increased 4% to $985 million.

Net cash provided by operations increased 17% to $777 million in the first quarter of 2013, compared to $662 million in the comparable 2012 period. The increase was driven by strong operating earnings as well as a continued tight focus on working capital, especially accounts receivable and inventory management. Free cash flow before dividends (Net cash provided by operations less Capital expenditures) exceeded 100% of Net income. Working capital as a percentage of Net sales improved to negative 0.5% versus negative 0.1% in the year ago period.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results and outlook excluding the 2013 and 2012 items noted above, “We are very pleased to begin the year with strong top and bottom line growth, building on the growth momentum we saw in 2012. Gross profit margin, operating profit margin and net income as a percent of sales all increased versus the year ago period.

“The excellent 6.0% organic sales growth was well balanced between solid unit volume gains and higher pricing worldwide. All operating divisions achieved positive organic sales growth in the quarter, led by the emerging markets where organic sales grew a robust 9.5%.

“Advertising investment increased versus year ago, both absolutely and as a percent to sales, and we continue to plan for higher levels of commercial investment in the balance of the year in support of a very full pipeline of new products worldwide.

“Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 45.6% year to date, up 0.1 share points versus year ago. Our global leadership in manual toothbrushes also strengthened during the quarter with Colgate’s global market share in that category reaching 33.4% year to date, up 0.4 share points versus year ago.

“Looking forward, we expect our growth momentum to continue as we progress through the year. We are pleased that our global restructuring program is on track and proceeding smoothly. We also continue to be sharply focused on our aggressive funding-the-growth programs and our strategic worldwide pricing initiatives.

“Based on this, we anticipate another year of strong organic sales growth and gross margin expansion in 2013. In light of the ongoing impact of the Venezuela currency devaluation in 2013, which we still expect to be $0.05 to $0.07 per quarter, we continue to expect diluted earnings per share to grow 5.5% to 6.5% for the year, on a dollar basis.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on first quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgatepalmolive.com.

The following are comments about divisional performance for first quarter 2013 versus the year ago period. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North America Net sales increased 5.5% in first quarter 2013. Unit volume increased 3.5% with 2.0% higher pricing and foreign exchange was even with the year ago quarter. Organic sales increased 5.5% during the quarter.

Operating profit in North America increased 22% in the first quarter of 2013 to $215 million, or 28.1% of Net sales. This increase in Operating profit was due to an increase in Gross profit, which was partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was mainly driven by lower raw and packaging material costs and savings from the Company’s funding-the-growth initiatives. This increase in Selling, general and administrative expenses was due to higher advertising investment, which was partially offset by lower overhead costs.

In the U.S., new product launches are contributing to volume growth across categories. Market share gains year to date were seen in manual toothbrushes, powered toothbrushes, mouthwash, body washes and fabric conditioners. In toothpaste, the success of Colgate Optic White and Colgate Optic White Dual Action toothpastes helped drive market share for the Optic White brand to 5.7% year to date, up 1.3 share points versus year ago. In manual toothbrushes, Colgate’s market share reached a record 37.1% year to date, up 0.3 share points versus year ago, driven by the success of Colgate 360° Optic White, Colgate 360° Total Advanced Floss Tip bristles and Colgate Extra Clean manual toothbrushes.

Successful new products driving volume growth in the U.S. in other categories include Colgate Optic White mouthwash, Softsoap brand Acai Berry & Tropical Water and Softsoap brand Coconut Island Quench body washes, Irish Spring Deep Action Scrub bar soap, Softsoap brand Antibacterial liquid hand soap, Palmolive Lotus Blossom & Lavender and Ajax with Aloe dish liquids and Suavitel Silky Essence fabric conditioner.

Exciting new products launching in second quarter 2013 include Colgate Total Advanced Pro-Shield mouthwash, an important addition to the Colgate Total oral care regimen. The launch will be supported by an integrated marketing campaign featuring television personality Kelly Ripa as the new spokesperson for the Colgate Total brand.

Latin America (28% of Company Sales)

Latin America Net sales increased 1.0% in first quarter 2013. Unit volume increased 5.5% with 3.0% higher pricing and 7.5% negative foreign exchange. Volume gains were led by Mexico, Brazil, Venezuela and the Southern Cone region. Organic sales for Latin America increased 9.0% during the quarter.

Operating profit in Latin America decreased 11% in the first quarter of 2013 to $312 million, or 25.7% of Net sales. This decrease in Operating profit was due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit is due to higher costs in Venezuela primarily associated with charging Cost of sales, as required, with the historical U.S. dollar cost of inventory acquired prior to the devaluation. This increase in Selling, general and administrative expenses was primarily due to higher costs in Venezuela due to inflation.

Colgate’s strong leadership in oral care throughout Latin America continued during the quarter with year-to-date toothpaste market share gains in Brazil, Chile, Uruguay, the Dominican Republic and Puerto Rico. Strong sales of Colgate Luminous White toothpaste drove volume growth throughout the region. Colgate strengthened its leadership of the manual toothbrush market throughout the region, driven by strong sales of Colgate 360° Luminous White and Colgate Triple Action manual toothbrushes. In mouthwash, Colgate’s year-to-date market share is at a record high in the region with gains driven by Colgate Luminous White mouthwash and the relaunch of Colgate Plax mouthwash.

Products in other categories contributing to market share gains include Protex Men and Palmolive Naturals Pomegranate bar soaps, Speed Stick DNA and Lady Speed Stick Neutro deodorants, Axion dish liquid and the relaunch of Suavitel Good Bye Ironing fabric conditioner.

Europe/South Pacific (20% of Company Sales)

Europe/South Pacific Net sales in first quarter 2013 decreased 0.5%. Unit volume and pricing were even with the year ago period and foreign exchange was negative 0.5%. Volume gains in Australia, Holland and Germany more than offset volume declines in Greece and the United Kingdom. Organic sales for Europe/South Pacific increased 0.5%.

Operating profit in Europe/South Pacific increased 9% in the first quarter of 2013 to $200 million, or 23.6% of Net sales. This increase in Operating profit was due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was driven by savings from the Company’s funding-the-growth initiatives. This decrease in Selling, general and administrative expenses was driven by higher advertising investment which was more than offset by lower overhead expenses.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains led by France, Italy, Netherlands, Czech Republic, Croatia and Bulgaria. Successful premium products driving share gains include Colgate Total Pro Gum Health, Colgate Total Interdental, elmex Sensitive and Colgate Max White One Fresh toothpastes. In the manual toothbrush category, Colgate 360° Max White One manual toothbrush contributed to growth throughout the region.

Recent premium innovations contributing to volume growth in other product categories include Colgate Max White One, Colgate Total Pro Gum Health and Colgate Plax Complete Care mouthwashes, Colgate ProClinical electric toothbrush, Sanex Zero% deodorant, Palmolive Ayurituel shower gels and liquid hand soaps, Ajax Pure Home liquid cleaner and Soupline Aroma Sensations fabric conditioner.

Greater Asia/Africa (22% of Company Sales)

Greater Asia/Africa Net sales and unit volume increased 8.5% and 11.0%, respectively, during first quarter 2013. Volume gains were led by India, Russia, the Greater China region, Turkey, the Philippines and South Africa. Pricing decreased 1.0% and foreign exchange was negative 1.5%. Organic sales for Greater Asia/Africa increased 10.0%.

Operating profit in Greater Asia/Africa increased 13% in the first quarter of 2013 to $248 million, or 26.0% of Net sales. This increase in Operating profit was a result of an increase in Gross profit which was partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was due to cost savings from the Company’s funding-the-growth initiatives, partially offset by lower pricing. This increase in Selling, general and administrative expenses was driven by higher advertising investment and increased investment in customer development initiatives.

Colgate continued its toothpaste leadership in Greater Asia, driven by market share gains in India, China, Thailand, the Philippines, Singapore and Vietnam. Successful new products including Colgate Optic White, Colgate Total Pro Gum Health, Darlie Enamel and Darlie Expert White toothpastes contributed to volume growth throughout the region.

Successful products contributing to volume growth in other categories in the region include Colgate Slim Soft and Colgate 360° Surround manual toothbrushes, Colgate Optic White and Colgate Plax Fruity Fresh mouthwashes and Protex for Men shower gel.

Hill’s Pet Nutrition (12% of Company Sales)

Hill’s Net sales decreased 1.5% during first quarter 2013. Unit volume decreased 3.0%, pricing increased 3.5% and foreign exchange was negative 2.0%. Volume declines in the U.S., Europe and Japan were partially offset by volume gains in Russia, Canada, Australia and Brazil. Hill’s organic sales increased 0.5%.

Hill’s Operating profit decreased 8% in the first quarter of 2013 to $136 million, or 25.5% of Net sales. This decrease in Operating profit was due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was driven by higher raw and packaging material costs, which were partially offset by higher pricing and cost savings from the Company’s funding-the-growth initiatives. This increase in Selling, general and administrative expenses was primarily due to increased investment in customer development initiatives.

New product introductions contributing to sales in the U.S. include Hill’s Ideal Balance Canine and Feline, with natural ingredients perfectly balanced, Prescription Diet Canine and Feline Metabolic Advanced Weight Solution, Prescription Diet i/d Canine Low Fat GI Restore, specially formulated to help manage gastrointestinal disorders, and the relaunch of Science Diet Canine and Feline with upgraded meat first, 100% natural ingredients and improved package design.

New pet food products contributing to international sales include reformulated Science Plan Adult and Mature Adult Canine and Feline with improved taste, reformulated Prescription Diet j/d Canine with improved taste, Prescription Diet Canine and Feline Metabolic Advanced Weight Solution and the relaunch of Science Plan Nature’s Best with upgraded ingredients and package design.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Substantially all market share data included in this press release is compiled from data as measured by Nielsen.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit or profit margin growth, earnings growth, financial goals, the impact of currency devaluations, exchange controls, price controls and labor unrest, including in Venezuela, cost-reduction plans including the 2012 Restructuring Program, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

To supplement Colgate’s Condensed Consolidated Income Statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and, as applicable, excluding charges resulting from the implementation of the 2012 Restructuring Program, the one-time charge resulting from the Venezuela devaluation, costs related to the sale of land in Mexico and costs associated with various business realignment and other cost-saving initiatives (non-GAAP). Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliations” for the three months ended March 31, 2013 and 2012 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three months ended March 31, 2013 vs 2012 included with this release for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as Net cash provided by operations less Capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the three months ended March 31, 2013 and 2012 for a comparison of free cash flow before dividends to Net cash provided by operations as reported in accordance with GAAP.

(See attached tables for first quarter results.)

		Table 1

Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Three Months Ended March 31, 2013 and 2012

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2013	2012

Net sales	$4,315	$4,200

Cost of sales	1,800	1,763

Gross profit	2,515	2,437

Gross profit margin	58.3%	58.0%

Selling, general and administrative expenses	1,536	1,478

Other expense, net	237	21

Operating profit	742	938

Operating profit margin	17.2%	22.3%

Interest (income) expense, net	(3)	10

Income before income taxes	745	928

Provision for income taxes	239	295

Effective tax rate	32.1%	31.8%

Net income including noncontrolling interests	506	633

Less: Net income attributable to noncontrolling interests	46	40

Net income attributable to Colgate-Palmolive Company	$460	$593

Earnings per common share
Basic	$0.98	$1.24
Diluted	$0.97	$1.23

Average common shares outstanding
Basic	468.3	480.1
Diluted	472.5	483.9

				Table 2

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of March 31, 2013, December 31, 2012 and March 31, 2012

(Dollars in Millions) (Unaudited)

	March 31,	December 31,	March 31,
	2013	2012	2012

Cash and cash equivalents	$932	$884	$1,044
Receivables, net	1,808	1,668	1,827
Inventories	1,371	1,365	1,400
Other current assets	717	639	578
Property, plant and equipment, net	3,820	3,842	3,702
Other assets, including goodwill and intangibles	4,885	4,996	4,703
Total assets	$13,533	$13,394	$13,254

Total debt	$5,357	$5,230	$4,967
Other current liabilities	3,829	3,432	3,735
Other non-current liabilities	2,328	2,342	2,056
Total liabilities	11,514	11,004	10,758
Total Colgate-Palmolive Company shareholders' equity	1,772	2,189	2,290
Noncontrolling interests	247	201	206
Total liabilities and shareholders' equity	$13,533	$13,394	$13,254

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$4,261	$4,230	$3,841
Working capital % of sales	(0.5)%	0.7%	(0.1)%

*	Marketable securities of $164, $116 and $82 as of March 31, 2013, December 31, 2012 and March 31, 2012, respectively, are included in Other current assets.

		Table 3

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2013 and 2012

(Dollars in Millions) (Unaudited)

	2013	2012

Operating Activities
Net income including noncontrolling interests	$506	$633
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	110	106
Restructuring and termination benefits, net of cash	30	(17)
Stock-based compensation expense	32	29
Venezuela devaluation charge	172	-
Deferred income taxes	(17)	22
Cash effects of changes in:
Receivables	(175)	(90)
Inventories	(15)	(38)
Accounts payable and other accruals	112	(35)
Other non-current assets and liabilities	22	52
Net cash provided by operations	777	662

Investing Activities
Capital expenditures	(94)	(60)
Purchases of marketable securities and investments	(199)	(51)
Proceeds from sale of marketable securities and investments	54	32
Other	7	38
Net cash used in investing activities	(232)	(41)

Financing Activities
Principal payments on debt	(1,436)	(1,013)
Proceeds from issuance of debt	1,553	1,183
Dividends paid	(290)	(278)
Purchases of treasury shares	(385)	(463)
Proceeds from exercise of stock options and excess tax benefits	96	106
Net cash used in financing activities	(462)	(465)

Effect of exchange rate changes on Cash and cash equivalents	(35)	10
Net increase in Cash and cash equivalents	48	166
Cash and cash equivalents at beginning of period	884	878
Cash and cash equivalents at end of period	$932	$1,044

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less Capital expenditures)
Net cash provided by operations	$777	$662
Less: Capital expenditures	(94)	(60)
Free cash flow before dividends	$683	$602

Income taxes paid	$182	$223

		Table 4

Colgate-Palmolive Company

Segment Information

For the Three Months Ended March 31, 2013 and 2012

(Dollars in Millions) (Unaudited)

	Three Months Ended March 31,
	2013	2012
Net sales
Oral, Personal and Home Care

North America	$764	$724
Latin America	1,214	1,201
Europe/South Pacific	848	854
Greater Asia/Africa	955	879

Total Oral, Personal and Home Care	3,781	3,658

Pet Nutrition	534	542

Total Net sales	$4,315	$4,200

	Three Months Ended March 31,
	2013	2012
Operating profit
Oral, Personal and Home Care

North America	$215	$177
Latin America	312	350
Europe/South Pacific	200	183
Greater Asia/Africa	248	220

Total Oral, Personal and Home Care	975	930

Pet Nutrition	136	148
Corporate(1)	(369)	(140)

Total Operating profit	$742	$938

Note:
(1)	Corporate operations include costs related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

For the three months ended March 31, 2013, Corporate Operating profit (loss) includes charges of $66 associated with the 2012 Restructuring Program, a one-time $172 charge for the impact of the devaluation in Venezuela and costs of $5 related to the sale of land in Mexico.

For the three months ended March 31, 2012, Corporate Operating profit (loss) includes costs of $7 related to the sale of land in Mexico and $5 associated with various business realignment and other cost-saving initiatives.

							Table 5

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended March 31, 2013 vs 2012

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	2.5%	6.0%	4.0%	4.5%	4.5%	1.5%	(3.0)%

Europe/South Pacific	(0.5)%	0.5%	-	0.5%	0.5%	-	(0.5)%

Latin America	1.0%	9.0%	5.5%	6.0%	6.0%	3.0%	(7.5)%

Greater Asia/Africa	8.5%	10.0%	11.0%	11.0%	11.0%	(1.0)%	(1.5)%

Total International	3.0%	7.0%	5.5%	6.0%	6.0%	1.0%	(3.5)%

North America	5.5%	5.5%	3.5%	3.5%	3.5%	2.0%	-

Total CP Products	3.5%	6.5%	5.5%	5.5%	5.5%	1.0%	(3.0)%

Hill's	(1.5)%	0.5%	(3.0)%	(3.0)%	(3.0)%	3.5%	(2.0)%

Emerging Markets (1)	4.0%	9.5%	7.5%	8.0%	8.0%	1.5%	(5.0)%

Developed Markets	1.0%	2.0%	0.5%	0.5%	0.5%	1.5%	(1.0)%

Notes:

(1) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

			Table 6

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended March 31, 2013 and 2012

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2013	2012
Gross profit, GAAP	$2,515	$2,437
2012 Restructuring Program	8	-
Costs related to the sale of land in Mexico	4	7
Business realignment and other cost-saving initiatives	-	2
Gross profit, non-GAAP	$2,527	$2,446

			Basis Point
Gross Profit Margin	2013	2012	Change
Gross profit margin, GAAP	58.3%	58.0%	30
2012 Restructuring Program	0.2%	-
Costs related to the sale of land in Mexico	0.1%	0.2%
Business realignment and other cost-saving initiatives	-	-
Gross profit margin, non-GAAP	58.6%	58.2%	40

Selling, General and Administrative Expenses	2013	2012
Selling, general and administrative expenses, GAAP	$1,536	$1,478
2012 Restructuring Program	(8)	-
Business realignment and other cost-saving initiatives	-	(7)
Selling, general and administrative expenses, non-GAAP	$1,528	$1,471

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2013	2012	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	35.6%	35.2%	40
2012 Restructuring Program	(0.2)%	-
Business realignment and other cost-saving initiatives	-	(0.2)%
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	35.4%	35.0%	40

Other (Income) Expense, Net	2013	2012
Other (income) expense, net, GAAP	$237	$21
2012 Restructuring Program	(50)	-
Venezuela devaluation charge	(172)	-
Costs related to the sale of land in Mexico	(1)	-
Business realignment and other cost-saving initiatives	-	4
Other (income) expense, net, non-GAAP	$14	$25

Operating Profit	2013	2012	% Change
Operating profit, GAAP	$742	$938	(21)%
2012 Restructuring Program	66	-
Venezuela devaluation charge	172	-
Costs related to the sale of land in Mexico	5	7
Business realignment and other cost-saving initiatives	-	5
Operating profit, non-GAAP	$985	$950	4%

			Basis Point
Operating Profit Margin	2013	2012	Change
Operating profit margin, GAAP	17.2%	22.3%	(510)
2012 Restructuring Program	1.5%	-
Venezuela devaluation charge	4.0%	-
Costs related to the sale of land in Mexico	0.1%	0.2%
Business realignment and other cost-saving initiatives	-	0.1%
Operating profit margin, non-GAAP	22.8%	22.6%	20

Net Income Attributable to Colgate-Palmolive Company	2013	2012	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$460	$593	(22)%
2012 Restructuring Program	52	-
Venezuela devaluation charge	111	-
Costs related to the sale of land in Mexico	3	5
Business realignment and other cost-saving initiatives	-	3
Net income attributable to Colgate-Palmolive Company, non-GAAP	$626	$601	4%

Earnings Per Common Share, Diluted (1)	2013	2012	% Change
Earnings per common share, diluted, GAAP	$0.97	$1.23	(21)%
2012 Restructuring Program	0.11	-
Venezuela devaluation charge	0.23	-
Costs related to the sale of land in Mexico	0.01	0.01
Business realignment and other cost-saving initiatives	-	-
Earnings per common share, diluted, non-GAAP	$1.32	$1.24	6%

(1) The impact of non-GAAP adjustments on the diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291